Exhibit 2.43

Date 8 April 2015

NEWLEAD HOLDINGS LTD.

of Bermuda

-and-

RAY CAPITAL INC.

of

the Republic of Marshall Islands

ADDENDUM NO. 4

to

the Unsecured Convertible Note dated 27th December, 2013

in the amount of USD 6,000,000 (United States Dollars six million)

This Addendum No.4 (hereinafter the "Addendum"), is made on April 8, 2015

BETWEEN:

(1)   NEWLEAD HOLDINGS LTD., a corporation incorporated under the laws of the Islands of Bermuda having its registered office at Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda (hereinafter called the "Company");

-and-

(2)                                                                           RAY CAPITAL INC., a corporation established in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands (hereinafter called the "Ray").

(Jointly the Parties, singly the Party)

Terms used, but not otherwise defined, in this Addendum have the same meaning as those in the Note.

RECITALS

WHEREAS, pursuant to an Unsecured Convertible Note dated 27th December 2013 as amended by Addenda 1, 2 and 3 on 28th December 2013 and 3 March 201 5, respectively (the "Note") issued to Ray pursuant to an Exchange Agreement dated December 27th, 201 3, between the Company and Tiger Capital Partners Ltd. of the BVI, (hereinafter called as the same is hereby and as the same may from time to time be further amended, supplemented or varied, the "Agreement" and together with the Note, the "Security Documents"), the Company promises to pay to Ray the principal amount of USD 6,000,000 (United States Dollars six million) under the terms and conditions set forth therein.

WHEREAS, under the Note the Company shall pay any accrued and unpaid interest on the Note shall be due and payable in quarterly installments concluding with the final installments on the Maturity Date.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration (receipt and sufficiency of which is hereby acknowledged) the Parties do hereby agree as follows:

(a)                             To waive the payment of the accrued and unpaid interest on the Note in quarterly installments, such waiver being effective as from the date of execution of the Nate.

(b)That the payment of the accrued and unpaid interest to be due and payable on the Maturity Date.

(c)                            All other provisions of the Note shall remain in full force and effect.

(d)                           This Addendum shall be governed by and construed by and interpreted in accordance with the internal laws of the state of New York.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties have hereunto set their hands and affixed their seals as of the day and year first above written.

NEWLEAD HOLDINGS LTD.

By: ____________________________
Name: Michail S. Zolotas
Title: CEO/ Chairman

RAY CAPITAL INC.

By: ____________________________
Name: DIMITRIOS STAVRIANOS
Title: ATTORNEY